For Information Contact:

Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick Worldwide
(212) 445-8368


   Casual Male Retail Group Reports First Quarter Total Sales Increase of
             5.7% and Comparable Store Sales Increase of 5.4%


CANTON, MA, May 4, 2006 -- Casual Male Retail Group, Inc. (NASDAQ/NMS:
"CMRG"), retail brand operator of Casual Male Big and Tall, Casual Male XL and Rochester Big & Tall, today reported its sales results for the first quarter of fiscal 2006.

Total sales for the 13 week period ended April 29, 2006 increased 5.7% to $102.8 million from $97.2 million for the prior year's comparable 13 week period ended April 30, 2005. Comparable store sales for the first quarter of fiscal 2006 increased 5.4% when compared with the first quarter of fiscal 2005.

"The first quarter of fiscal 2006 marks our tenth consecutive quarter of positive comp sales, which were driven by strong early selling of
spring products and an improvement in our in-stock program.   Our comp
sales growth occurred with substantially less promotional activity then in the past and we will show an improvement in our gross margin. The launch of our conversion to Casual Male XL will happen this quarter and we look forward to the re-branding of our stores," said David Levin, Chief Executive Officer and President of Casual Male.

The Company expects to release its first quarter fiscal 2006 earnings on May 18, 2006 and will hold a conference call and web cast at 11:00 AM ET at http://www.casualmale.com/investor.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company's responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

CMRG, the largest retailer of big and tall men's apparel with retail operations throughout the United States, Canada and London, England, operates 487 Casual Male Big & Tall and Casual Male XL stores, the Casual Male e-commerce site, Casual Male catalog business, 13 Casual Male at Sears-Canada stores, 23 Rochester Big & Tall stores and a direct to consumer business. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ National Market under the symbol "CMRG."

The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

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